COWAN, GUNTESKI & CO., P.A.
Certified Public Accountants and Consultants

August 1, 2016

Mr. David Chiueh
Fund Manager
Upright Growth Fund
349 Ridgedale Avenue
East Hanover, NJ 07936

Dear Mr. Chiueh:

We acknowledge your letter of July 14, 2016 terminating Cowan, Gunteski & Co., P.A., as the Fund's Independent Registered Public Accountant. We are sending a copy of this letter to the Securities and Exchange Commission.

We wish you well for the future.

Very truly yours,

William A. Meyler
William A. Meyler
Principal

CC: Office of the Chief Accountant
Securities & Exchange Commission
100 F Street
Washington, NJ 20549

Reply to: 730 Hope Road | Tinton Falls | NJ 07724 | Phone: 732.676.4100 | Fax: 732.676.4101
40 Bey Lea Road, Suite A101 | Toms River | NJ 08753 | Phone: 732.349.6880 | Fax: 732.349.1949
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www.CowanGunteski.com